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                            JOINT FILING AGREEMENT


THIS AGREEMENT dated the 13th day of March, 1998.

WHEREAS:

A. Cross Creek Finance Group Ltd. ("Cross Creek") is the direct beneficial owner of 696,000 shares (the "Shares") of common stock of Hariston Corporation, and Pacific Mercantile Company Limited ("Pacific
Mercantile") is the indirect beneficial owner of the Shares; and

B. Each of Pacific Mercantile and Cross Creek (each a "Filer" and, collectively, the "Filers") are responsible for filing a Schedule 13D dated March 13, 1998 (the "Schedule 13D") relating to the Shares, pursuant to U.S. securities laws;

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D;

2. Each Filer covenants and agrees that it is individually responsible for the timely filing of the Schedule 13D, and any amendments thereto, and for the completeness and accuracy of the information contained therein concerning itself, but is not responsible for the completeness and accuracy of any of the information contained in the Schedule 13D, and any amendments thereto, concerning any other Filer, unless the Filer knows or has reason to believe that the information concerning such other Filer is inaccurate;

3. Each Filer warrants and represents that the Schedule 13D contains the required information with regard to itself and indicates that it is filed on behalf of all Filers; and

4. Each Filer warrants, represents, covenants and agrees that the Schedule 13D, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing Agreement as of the day and year first above written.


PACIFIC MERCANTILE COMPANY LIMITED

By: /s/ Tom S. Kusumoto
    ------------------------------
    Tom S. Kusumoto, President

CROSS CREEK FINANCE GROUP LTD.

By: /s/ Tom S. Kusumoto
    ------------------------------
    Tom S. Kusumoto, President